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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Wolverine World Wide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

NOTICE OF ANNUAL MEETING

To our Stockholders:

      You are invited to attend Wolverine’s annual meeting of stockholders at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 22, 2004, at 10 a.m. local time. At the meeting, we will:

(1)	Elect four directors for three-year terms expiring in 2007.

(2)	Vote on ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

(3)	Conduct such other business as may properly come before the meeting.

      You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on March 1, 2004. A list of stockholders entitled to vote at the meeting will be available for review by Wolverine stockholders at the office of Blake W. Krueger, Executive Vice President and Secretary of Wolverine, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

      A copy of the Annual Report to Stockholders for the year ended January 3, 2004, is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 12, 2004.

By Order of the Board of Directors

Blake W. Krueger, Executive Vice President and Secretary

March 12, 2004

Your Vote is Important to Us. Even if You Plan to Attend the Meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR ON THE INTERNET.

Proxy Statement
Election of Directors
Wolverine’s Board of Directors
Corporate Governance Principles
Ownership of Wolverine Stock
Wolverine’s Stock Price Performance
Executive Compensation
Employment Agreements and Termination of Employment and Change In Control Arrangements
Compensation Committee Report on Executive Compensation
Selection of Auditors
Audit Committee Report
Related Matters
Appendix A

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, N.E.
Rockford, Michigan 49351

ANNUAL MEETING OF STOCKHOLDERS

April 22, 2004

Proxy Statement

Time and Place

You are invited to attend the annual meeting of stockholders of Wolverine World Wide, Inc. that will be held on April 22, 2004, at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10:00 a.m. local time.

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Wolverine Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Wolverine” refer to Wolverine World Wide, Inc. and “you” and “your” refer to Wolverine stockholders.

Purpose of the Meeting

The purpose of the annual meeting is to consider and vote upon:

•	election of four directors for three-year terms expiring in 2007;
•	ratification of the appointment of Ernst & Young LLP as independent auditors for Wolverine for the current fiscal year; and
•	such other business as may properly come before the meeting.

Your Board of Directors recommends that you vote FOR each nominee and FOR the ratification of Ernst & Young LLP as independent auditors.

How to Vote Your Shares

You may vote at the meeting or by proxy if you were a stockholder of record of Wolverine at the close of business on March 1, 2004. Wolverine offers the convenience of voting by mail-in proxy, telephone or the Internet. See the enclosed proxy for voting instructions. Each stockholder is entitled to one vote per share on each matter presented.

As of March 1, 2004, there were 39,407,748 shares of Wolverine common stock issued and outstanding (excluding 7,433,825 shares of treasury stock).

If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

If you specify a choice, the proxy will be voted as specified. If you do not specify a choice, your shares will be voted in favor of the election of all nominees named in this proxy statement, in favor of the proposal set forth in this proxy statement and, with respect to any other matter that may come before the meeting, in the discretion of the individuals named as proxies on the proxy card. We are not currently aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Wolverine or by attending and voting at the annual meeting.

Quorum and Required Vote

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the meeting, we will count as present and represented at the meeting all shares for which we receive a proxy or vote, including abstentions and shares represented by a broker vote on any matter.

A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

Each other matter to be voted upon at the meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter. In counting votes on each matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not voted will be deducted from the total shares of which a majority is required.

Election of Directors

As recommended by the Governance Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the 2007 annual meeting:

Geoffrey B. Bloom

David T. Kollat
David P. Mehney
Timothy J. O’Donovan

All of the nominees are currently directors of Wolverine whose terms will expire at the annual meeting. Each proposed nominee is willing to be elected and serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than four nominees.

Wolverine’s Board of Directors currently consists of 11 directors. Joseph Parini is retiring at this year’s annual meeting after 17 years of service as a director. After this year’s annual meeting, the Board of Directors will consist of 10 directors.

Wolverine’s Amended and Restated Bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

Biographical information as of January 3, 2004, for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Your Board of Directors recommends that you vote FOR each nominee.

Wolverine’s Board of Directors

Nominees for Terms Expiring in 2007

GEOFFREY B. BLOOM (age 62) has been a director since 1987. Mr. Bloom is Chairman of the Board of Wolverine and has served in that capacity since 1996. Until his retirement in April 2000, Mr. Bloom was also Chief Executive Officer of Wolverine. Mr. Bloom was previously President and Chief Executive Officer from 1993 until 1996 and Chief Operating Officer from 1987 until 1993. Mr. Bloom is also a director of Coachmen Industries, Inc.

DAVID T. KOLLAT (age 65) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of Limited Brands, Inc.; Big Lots, Inc.; and Select Comfort Corporation.

DAVID P. MEHNEY (age 64) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

TIMOTHY J. O’DONOVAN (age 58) has been a director since 1993. Mr. O’Donovan is Chief Executive Officer and President of Wolverine and has served in that capacity since April 2000. Before April 2000, Mr. O’Donovan was Chief Operating Officer and President of Wolverine since 1996. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan is also a director of Spartan Stores, Inc.

Continuing Directors — Terms Expiring in 2006

ALBERTO L. GRIMOLDI (age 62) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment bank, since 1994. Mr. Grimoldi was previously a member of the Advisory Board of Ford Motor Company in Argentina, and has also held various positions in the Argentinean government.

BRENDA J. LAUDERBACK (age 53) was appointed to the Board of Directors in 2003. From 1995 until 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor. She was previously the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, and the Vice President of Dayton Hudson Corporation, a retailer. Ms. Lauderback is also a director of Irwin Financial Corporation; Big Lots, Inc.; and Louisiana-Pacific Corporation.

ELIZABETH A. SANDERS (age 58) has been a director since 1994. Ms. Sanders is the principal of The Sanders Partnership, a management consulting practice. Ms. Sanders has held that position since 1990. Ms. Sanders was previously Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of Washington Mutual, Inc.; Denny’s Corporation; and Wellpoint Health Networks, Inc.

Continuing Directors — Terms Expiring in 2005

DONALD V. FITES (age 70) has been a director since 1999. From 1990 until 1999, Mr. Fites was Chairman and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction, mining and agricultural machinery and engines. Mr. Fites also is a director of AK Steel Holding Corporation; AT&T Wireless Services; ExxonMobil Corporation; Oshkosh Truck Corporation; and Georgia-Pacific Corporation.

PHILLIP D. MATTHEWS (age 65) has been a director since 1981. Mr. Matthews is Lead Director of Wolverine and was Chairman of the Board of Wolverine from 1993 until 1996. Since 1997, Mr. Matthews has been a general partner of Matthews, Mullaney & Co., a consulting firm. Mr. Matthews is Chairman of the Board of Worldwide Restaurant Concepts, Inc., a national restaurant chain. Mr. Matthews is also a director of Washington Mutual, Inc.

PAUL D. SCHRAGE (age 68) has been a director since 1997. Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald’s Corporation, a worldwide restaurant franchisor and operator and was employed at that company from 1967 until 1997. Mr. Schrage is also a director of Thrivent Financial for Lutherans; Compact Industries, Inc.; and Foodland Supermarket Ltd.

Board Committees and Meetings

During the 2003 fiscal year, the Board of Directors held five regular meetings. Each of the directors attended 75% or more of the aggregate of the total number of full Board meetings and the total number of meetings of committees on which he or she served (during the periods that he or she served).

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors.

In addition to regular Board and Committee meetings, Wolverine has scheduled regular executive sessions for non-management directors. Wolverine’s independent Lead Director, Mr. Matthews, presides at all non-management executive sessions.

Audit Committee. The Audit Committee:

•	represents and assists the Board in fulfilling its oversight responsibility regarding Wolverine’s financial reporting and accounting process;

•	appoints, retains, oversees, evaluates and, if appropriate, terminates the independent auditors;
•	annually reviews the performance of the independent auditors and Wolverine’s internal audit function;
•	obtains and reviews the independent auditors’ internal quality control report and other reports required by applicable rules, regulations and standards;
•	assesses auditor independence;
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	reviews Wolverine’s financial statements, including disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations, that are included in Wolverine’s reports on Form 10-Q and Form 10-K;
•	reviews Wolverine’s policies and systems with respect to risk assessment and risk management and discusses significant risks or exposures with management and the independent auditors;
•	discusses with internal financial staff and the independent auditors the overall scope and plans for their respective audits;
•	oversees Wolverine’s legal and regulatory compliance systems;
•	reviews and discusses the adequacy and effectiveness of Wolverine’s internal control over financial reporting and disclosure controls and procedures; and
•	establishes policies and procedures relating to the engagement of the independent auditors, including pre-approval policies and procedures.

Only independent directors may serve on the Audit Committee. Messrs. Kollat, Matthews and Parini (until this year’s annual meeting) and Mses. Lauderback and Sanders currently serve on the Audit Committee. Mr. Kollat is Chairman of this committee. The Audit Committee met eleven times in 2003.

Compensation Committee. The Compensation Committee:

•	discharges, subject to general review and oversight by the Board, the Board’s responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies;
•	reviews and approves corporate and personal goals and objectives relevant to Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of these goals and objectives, and, together with the other independent directors, approves the compensation of the Chief Executive Officer based on the evaluation;
•	reviews and approves the compensation of other key senior executives, including bonuses and equity compensation; and
•	administers and makes recommendations with respect to Wolverine’s stock option and other equity-based incentive plans.

Only independent directors may serve on the Compensation Committee. Messrs. Fites, Mehney and Schrage currently serve on the Compensation Committee. Mr. Fites is Chairman of this committee. The Compensation Committee met four times during 2003.

Executive Committee. Subject to limitations set forth in the Executive Committee Charter and applicable laws, rules and regulations, the Executive Committee exercises the powers of the Board of Directors during periods between Board meetings with respect to matters that the Chairman of the Board determines must be addressed before the next scheduled meeting of the Board and for which a special meeting of the Board is not practicable. Messrs. Bloom, Fites, Matthews, O’Donovan and Parini (until this year’s annual meeting) currently serve on the Executive Committee. Mr. Matthews is Chairman of this committee. It did not meet during 2003.

Governance Committee. The Governance Committee:

•	interviews each potential director nominee and recommends, consistent with criteria approved by the Board, suitable candidates for nomination or appointment to the Board;
•	in conjunction with the Board, establishes qualification standards for Board and committee membership;
•	develops and recommends to the Board an annual self-evaluation process for the Board and its committees and oversees the evaluation process;
•	establishes and recommends director independence guidelines to the Board;
•	reviews and reports on all matters generally relating to corporate governance and develops and recommends to the Board corporate governance guidelines;
•	recommends to the Board key executives to serve as corporate officers of Wolverine; and
•	recommends retainer and attendance fees for directors who are not employees of Wolverine or any of its subsidiaries.

In evaluating the skills and characteristics required of Board members, the Governance Committee addresses issues such as experience, diversity, age and skills in the context of the current make-up of the Board. The Governance Committee will consider candidates for nomination that are recommended by stockholders, directors, officers, third party search firms and other sources. Stockholders may recommend individual nominees for consideration by the Governance Committee by communicating with the Governance Committee through one of the Board communication mechanisms described under the heading “Corporate Governance Principles — Communication with the Board.” The Governance Committee ultimately determines individuals to be nominated at each annual meeting. Direct stockholder nominations may only be made through the procedure described below under the subheading “Stockholder Nominations.” From time to time, the Governance Committee engages third-party search firms to assist with identifying and evaluating potential nominees.

In making nominee recommendations to the Board, the Governance Committee considers a potential nominee’s ability, judgment and personal and professional integrity. The Governance Committee seeks nominees who are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of the stockholders.

Only independent directors may serve on the Governance Committee. Messrs. Kollat, Mehney and Schrage and Ms. Sanders currently serve on the Governance Committee. Mr. Schrage is Chairman of this committee. The Governance Committee met five times during 2003.

Stockholder Nominations

Nominations may be made directly by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination to the Secretary of Wolverine and the notice is received by the Secretary of Wolverine not less than 50 nor more than 75 days before the annual meeting. However, if the first to occur of the notice of the meeting or public disclosure is given or made to stockholders less than 65 days before the annual meeting, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever occurs first. Each notice submitted by a stockholder must set forth each nominee’s name, age, business address, residence address and principal occupation and employment, the class and number of shares of common stock beneficially owned by each nominee, and any other information concerning each nominee required to be included in a proxy statement soliciting proxies for the election of the nominee under the rules of the Securities and Exchange Commission (“SEC”). In addition, the notice must state the name, record address and the class and number of shares of common stock beneficially owned by the stockholder submitting the notice. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

Compensation of Directors

Wolverine paid each non-employee director an annual retainer of $30,000 plus $1,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for attendance at each committee meeting. In addition, Wolverine paid the chairpersons of the Audit, Compensation and Governance Committees annual fees of $3,500. Directors who are also employees of Wolverine or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. Wolverine also reimburses directors for expenses associated with attending Board and committee meetings.

Under the Amended and Restated Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”) approved by stockholders in 2002, each newly appointed or elected non-employee director is granted an option to purchase shares of common stock with a market value on the date of his or her initial election or appointment equal to six times the annual director retainer fee then in effect. On the date of each annual meeting after his or her initial appointment or election, each non-employee director is granted an option to purchase shares with a market value on the annual meeting date equal to three times the annual director retainer fee then in effect. The exercise price of options granted under this plan is 100% of the market value of common stock on the date each option is granted. The term of each option may not exceed 10 years. Options were granted under this plan to all non-employee directors on April 24, 2003. Options to purchase a maximum of 400,000 shares of common stock (plus any remaining shares previously authorized under the plan before the 2002 amendment) may be granted under the Directors’ Stock Option Plan.

In 2002, Wolverine adopted and the stockholders approved the Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), a supplemental nonqualified deferred compensation plan for directors who are not employees of Wolverine or its subsidiaries. The Deferred Compensation Plan amended and restated a plan originally adopted in 1996. The plan permits all non-employee directors to defer 25%, 50%, 75% or 100% of their directors’ fees. Amounts deferred are credited on the books of Wolverine to an account established for that director as if the amounts had been invested to purchase shares of common stock using the market price of common stock on the payment date of the next cash dividend (“phantom stock”). Phantom stock units are increased by a dividend equivalent based on dividends paid by Wolverine, the amount of phantom stock units credited to each director’s account and the market price of common stock on the payment date of the cash dividend. The accumulated phantom stock units in a director’s account under the plan are distributed in shares of Wolverine common stock in a single lump-sum or annual installments over a period of up to 10 years by converting each phantom stock unit to one share of Wolverine common stock upon termination of service as a director.

Certain non-employee directors also received in 1996 an award of phantom stock units representing accrued retirement income under the former Director Retirement Plan, which was replaced by the Deferred Compensation Plan in 1996. No future non-employee director will receive retirement awards under the Deferred Compensation Plan. Phantom stock units that represent awards of retirement income are subject to delayed vesting provisions and are credited with dividend equivalents. Shares of Wolverine common stock equal to the number of all phantom stock units representing retirement awards credited to a director’s account will be distributed upon the director’s termination of service. Distributions will be made in 10 annual installments beginning the month following termination of service as a director.

Upon a “change in control” as defined in the Deferred Compensation Plan, Wolverine common stock equal to the phantom stock units credited to a director’s account (both for deferred fees and retirement income) will be distributed to the director in a single lump sum. For purposes of the Deferred Compensation Plan, “change in control” is defined as:

•	failure of the individuals who were directors at the time the Deferred Compensation Plan was adopted and those whose election or nomination to the Board was approved by three-quarters of the directors then still in office who were directors at the time the Deferred Compensation Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board;
•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);
•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Mr. Matthews serves as Lead Director of Wolverine. For his service as Lead Director, Mr. Matthews received $46,000 for the period from May 2002 through April 2003, and he will receive $60,000 for the period from May 2003 through April 2004. These payments are in lieu of the annual director retainer fee of $30,000. Mr. Matthews receives the standard director fee for attendance at Board meetings, but does not receive attendance fees for attending committee meetings.

In April 2000, Mr. Bloom retired as Chief Executive Officer of Wolverine but he continues to serve as Chairman of the Board of Directors. For his service as Chairman, Mr. Bloom received $125,000 for the period from May 2002 through April 2003 and will receive $90,000 for the period from May 2003 through April 2004, together with reimbursement of certain business expenses. These payments are in lieu of the annual director retainer fee of $30,000. Mr. Bloom receives the standard director fee for attendance at Board meetings, but does not receive attendance fees for attending committee meetings. The scope of Mr. Bloom’s service and his compensation are reviewed annually by the Board.

Corporate Governance Principles

Wolverine has developed governance principles to assist the Board in fulfilling its responsibilities to stockholders and to provide a framework for the Board’s oversight responsibilities regarding the management of Wolverine. Wolverine’s governance principles are dynamic and have been developed and revised over a period of many years to reflect changing laws, regulations and best business practices. The governance principles also provide guidance and transparency to management, employees, investors and other stakeholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business, and decision-making processes.

The following is a summary of certain of Wolverine’s policies, charters, guidelines and principles relating to corporate governance and financial reporting. You may access complete copies of our Code of Conduct and Compliance, Corporate Governance Guidelines, Accounting and Finance Code of Ethics, Audit Committee Charter, Governance Committee Charter, Compensation Committee Charter and Executive Committee Charter at our website, www.wolverineworldwide.com.

Independence

The Board believes that the independence of directors and Board committee members is important to assure that the Board and its committees operate only in the best interests of the stockholders and to avoid any appearance of conflict of interest. For over 10 years, Wolverine has functioned with only two active or former management employees as directors. The remainder of the Board’s 10 to 12 directors over this period have been non-management directors. Only one current management employee, Wolverine’s Chief Executive Officer and President, currently serves as a director. While Wolverine’s formal Corporate Governance Guidelines require that a majority of the directors be independent, Wolverine has for many years operated with a substantial majority of independent directors. The Board does not intend to deviate from this practice.

The Board has determined that the following 8 of its 11 directors meet the applicable New York Stock Exchange and SEC standards for independence, including the heightened standard for Audit Committee members, and have no material relationship with Wolverine:

•	Donald V. Fites
•	David T. Kollat
•	Brenda J. Lauderback
•	Phillip D. Matthews
•	David P. Mehney
•	Joseph A. Parini
•	Elizabeth A. Sanders
•	Paul D. Schrage

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the primary framework of governance principles applicable to Wolverine. The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, expectations of directors, annual performance evaluations, management succession and ethical expectations.

Alignment of Stockholder, Management and Director Interests

For many years, the Board has believed that directors and management should have a significant financial stake in Wolverine to align their interests with those of the stockholders. For that reason, the Board adopted formal stock ownership guidelines that require ownership of Wolverine stock (including phantom stock units by non-employee directors) within certain time periods: (i) by directors equal in value to five times the current Board retainer, (ii) by the Chief Executive Officer equal in value to four times base salary, and (iii) by other executive officers equal in value to between two and four times base salaries. Most non-employee directors also participate in the Deferred Compensation Plan that allows non-employee directors to convert a portion or all of their cash compensation into stock ownership.

Code of Conduct and Compliance

For years, Wolverine and its employees have followed an extensive Code of Conduct and Compliance (“Code”). This comprehensive Code establishes basic guidelines to help employees and directors comply with applicable legal requirements and sets forth Wolverine’s expectations regarding business ethics, integrity, honesty, fairness and keeping commitments. The Code contains Wolverine’s principles and procedures regarding conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Wolverine’s assets, compliance with laws, rules and regulations, engagement criteria for Wolverine’s trading partners, “whistle blower” protection provisions, expectations regarding the integrity of books and records, and guidelines and procedures for many other subjects. Employees are surveyed annually to identify any areas of noncompliance with the Code, and the results of this survey are reported to the Board.

Board Committee Charters

The Board has organized and formed three operating committees, the Audit Committee, the Compensation Committee and the Governance Committee. In addition, the Board has an Executive Committee that is empowered to act as necessary on behalf of the Board between formal meetings of the Board. The Executive Committee has not met in over ten years. The Board has approved committee charters for each committee that contain basic principles regarding the committee’s organization, purpose, authority and responsibilities. The performance of each committee is reviewed annually by committee members and the Board.

Leadership

Since 1993, the Board has operated with an independent Lead Director. In addition, for the past four years Wolverine has divided the roles of its Chairman and Chief Executive Officer and the elected Chairman has not been an employee or officer of Wolverine. Wolverine’s Corporate Governance Guidelines require that when Wolverine’s Chief Executive Officer retires, he must tender his resignation from the Board and the issue of continued Board membership for the former Chief Executive Officer will be determined by the Board on a case-by-case basis.

Accounting and Finance Code of Ethics

The Board has adopted an Accounting and Finance Code of Ethics (“Finance Ethics Code”). This is an ethics code focused on the financial reporting process and is intended to protect the interests of all of Wolverine’s constituents, including stockholders, employees, customers and the communities in which Wolverine conducts business. Many of the basic tenets of the Finance Ethics Code have been incorporated for many years in Wolverine’s Code of Conduct and Compliance. The Finance Ethics Code is applicable to Wolverine’s Chief Executive Officer, Chief Financial Officer and Corporate Controller and sets forth specific rules of conduct and expectations regarding the financial reporting process, protection of Wolverine’s assets, compliance with rules and regulations and honest and ethical conduct in connection with the financial reporting process and related disclosures.

Attendance

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of the Board of Directors and is a priority. Directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. Over the past nine years, individual directors have attended 604 out of a total of 620 required meeting attendances. Directors are also expected to attend the Annual Meeting of Stockholders in person. All eleven then-current directors attended the 2003 annual meeting. Given Wolverine’s home base in Rockford, Michigan and the geographic diversity of the home cities of Wolverine’s directors, we believe this attendance record is exceptional.

Communication with the Board

Stockholders and interested parties may communicate with members of Wolverine’s Board of Directors through various links provided on the Corporate Governance section of the investors section of Wolverine’s website at www.wolverineworldwide.com or by sending correspondence to the Board or specific Board members c/o General Counsel, Wolverine World Wide, Inc., 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Board and Company Culture

Wolverine’s comprehensive governance guidelines and principles are coupled with a robust, open and effective Board environment that promotes respect,

trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they desire. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of Wolverine’s formal governance guidelines, principles, charters and policies.

Ownership of Wolverine Stock

Five Percent Stockholders

The following table sets forth information concerning the number of shares of Wolverine stock held by each entity known to Wolverine to have been the beneficial owner of more than five percent of Wolverine’s outstanding shares of common stock:

Five Percent Stockholders

	Amount and Nature of Beneficial
	Ownership of Common Stock

	Sole Voting	Shared
	and	Voting	Total
Name and Address	Dispositive	or Dispositive	Beneficial	Percent
of Beneficial Owner	Power	Power	Ownership	of Class

Mac-Per-Wolf / Janus(1)	4,210,515	—	4,210,515	10.5%
Mac-Per-Wolf Company(1) 310 S. Michigan Avenue, Suite 2600 Chicago, Illinois 60604
Janus Small Cap Value Fund(1) 100 Fillmore Street Denver, Colorado 80206
Barclays entities(2) 45 Fremont Street San Francisco, California 94105	2,026,819	—	2,289,333	5.7%

(1)	Based on information set forth in Schedule 13G filed February 2, 2004. The Schedule 13G, filed jointly by Mac-Per-Wolf Company and Janus Small Cap Value Fund, indicates that Mac-Per-Wolf Company is the parent holding company of both PWMCO, LLC (a broker-dealer and investment adviser) and Perkins, Wolf, McDonnell and Company, LLC (an investment adviser). Perkins, Wolf, McDonnell and Company, LLC provides investment advice to several clients including the Janus Small Cap Value Fund. Janus Small Cap Value Fund is a portfolio series of the Janus Investment Fund and an open-ended management investment company registered under the Investment Company Act of 1940, as amended. Mac-Per-Wolf Company reported that it beneficially owned 4,210,515 shares of Wolverine common stock. Janus Small Cap Value Fund reported that it also beneficially owned 2,858,100 of the shares of Wolverine common stock reported as beneficially owned by Mac-Per-Wolf Company. The 2,858,100 shares reported as beneficially owned by both the Janus Small Cap Value Fund and Mac-Per-Wolf Company are only counted once in the table.

(2)	Based on information set forth in Schedule 13G filed February 17, 2004. The totals in the table reflect the combined ownership of various Barclays entities. The Schedule 13G indicates the following interests: (i) Barclays Global Investors, NA (a bank) has sole voting power and sole dispositive power with respect to 1,271,689 shares and beneficially owns an aggregate amount of 1,534,203 shares; (ii) Barclays Global Fund Advisors (an investment adviser) has sole voting power and sole dispositive power with respect to 710,330 shares and beneficially owns an aggregate amount of 710,330 shares; and (iii) Barclays Bank PLC (a bank) has sole voting power and sole dispositive power with respect to 44,800 shares and beneficially owns an aggregate amount of 44,800 shares. The Schedule 13G does not describe the relationship between the Barclays entities.

Stock Ownership By Management

The following table sets forth the number of shares of common stock beneficially owned as of March 1, 2004, by each of Wolverine’s directors and nominees for director, each of the named executive officers and all of Wolverine’s directors, nominees for director and executive officers as a group. An asterisk in the column for “Percent of Class” means the individual beneficially owns less than one percent of the common stock:

Stock Ownership By Management

	Amount and Nature of Beneficial
	Ownership of Common Stock(1)

	Sole Voting	Shared Voting		Total
Name of	and Dispositive	or Dispositive	Stock	Beneficial	Percent
Beneficial Owner	Power	Power(2)	Options(3)	Ownership(3)	of Class

Geoffrey B. Bloom	239,903		404,801	644,704	1.62%
Steven M. Duffy	60,239		206,634	266,873	*
V. Dean Estes	79,423		153,543	232,966	*
Donald V. Fites	10,000		47,589	57,589	*
Alberto L. Grimoldi	4,091		38,456	42,547	*
Stephen L. Gulis, Jr.	103,914		214,424	318,338	*
David T. Kollat	43,031		42,252	85,283	*
Blake W. Krueger	94,415		200,661	295,076	*
Brenda J. Lauderback	0		9,454	9,454	*
Phillip D. Matthews	35,257		38,456	70,713	*
David P. Mehney	80,750		42,252	123,002	*
Timothy J. O’Donovan	407,779	18,983	440,553	867,315	2.18%
Joseph A. Parini	7,185		38,456	45,641	*
Elizabeth A. Sanders	7,000	3,375	53,643	64,018	*
Paul D. Schrage	5,000		42,255	47,255	*
All directors and executive officers as a group	1,244,684	22,485	2,094,489	3,361,658	8.10%

(1)	The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	These numbers include shares that may be acquired within 60 days after March 1, 2004, by the exercise of stock options granted under Wolverine’s various stock option plans.

Wolverine’s Stock Price Performance

The following graph compares the cumulative total stockholder return on Wolverine common stock to the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index, assuming an investment of $100.00 at the beginning of the period indicated. Wolverine is part of the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index. In addition to Wolverine, the Standard & Poor’s 600 Footwear Index consists of Brown Shoe Company, Inc., K-Swiss Inc. (Class A), and The Stride Rite Corporation. These indices are weighted based on the market capitalization of the companies included in each index.

Cumulative total stockholder return is measured by dividing: (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

Five Year Cumulative Total Return Summary

The dollar values for total stockholder return plotted in the graph are shown in the table below:

		S&P	S&P 600
Fiscal		Small Cap	Footwear
Year-End	Wolverine	600 Index	Index

1998	$100.00	$100.00	$100.00
1999	83.43	112.40	121.91
2000	117.78	125.66	236.54
2001	118.89	135.00	178.44
2002	121.58	114.13	216.74
2003	165.82	158.88	358.54

Executive Compensation

Summary of Executive Compensation

The following Summary Compensation Table shows selected information concerning the compensation paid during each of the three fiscal years in the period ended January 3, 2004, to the Chief Executive Officer and each of Wolverine’s four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Awards		Payouts

					Number of
				Restricted	Shares
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Options	Payouts(3)	Compensation(4)

Steven M. Duffy	2003	$358,827	$189,611	$148,580	37,500	$168,122	$ 9,954
Executive Vice	2002	328,827	197,721	145,825	36,565	—	9,454
President	2001	313,077	96,437	129,625	90,060	—	9,204

V. Dean Estes	2003	$329,135	$184,863	$78,200	14,305	$134,957	$ 6,966
Vice President	2002	301,827	149,072	76,750	16,537	—	5,834
	2001	287,116	169,026	68,625	42,118	—	5,547

Stephen L. Gulis, Jr.	2003	$323,942	$251,283	$148,580	55,470	$151,620	$ 7,946
Executive Vice President,	2002	296,827	233,050	145,825	36,453	—	7,446
Chief Financial Officer	2001	281,731	98,741	129,625	71,503	—	7,196
and Treasurer

Blake W. Krueger	2003	$364,019	$271,438	$148,580	37,874	$170,666	$ 9,842
Executive Vice President	2002	333,827	207,873	145,825	43,029	—	9,342
and Secretary	2001	318,077	132,443	129,625	74,674	—	9,092

Timothy J. O’Donovan	2003	$647,885	$742,188	$289,340	76,146	$454,860	$10,934
Chief Executive Officer,	2002	593,654	699,151	283,975	76,420	—	10,434
President and Director	2001	563,462	300,000	259,250	69,207	—	10,184

(1)	Approximately 4% of the increase in 2003 salaries over 2002 is the result of an extra payroll period in 2003 caused by the timing of Wolverine’s fiscal 2003 year-end.

(2)	The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Wolverine’s 2003 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of Wolverine’s 2003 fiscal year (as represented by the closing price of common stock on January 2, 2004), without giving effect to the reduction in value attributable to the restrictions on the stock, are set forth below:

	Number	Aggregate
	of Shares	Value

Mr. Duffy	40,000	$830,800
Mr. Estes	20,750	430,978
Mr. Gulis	40,000	830,800
Mr. Krueger	40,000	830,800
Mr. O’Donovan	77,000	1,599,290

These numbers do not include the number or value of shares of restricted stock, if any, awarded during the years presented in connection with the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”), the values of which, if any, are included in the amounts reported in the “LTIP Payouts” column in this table for the applicable year for each listed individual.

(3)	Under the LTIP, amounts payable are paid (i) in cash equal to 50% of the incentive bonus, and (ii) in shares of restricted stock that have a market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions), on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts, if any, reported in this column reflect the cash payment and the market value of the shares of restricted stock on the date of payment. Shares of restricted stock are granted under existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant.

(4)	The compensation listed in this column for 2003 consisted of: (i) Wolverine’s contributions to the accounts of the named executive officers under Wolverine’s 401(k) Savings Plan as follows: $6,000 for Mr. Duffy; $6,000 for Mr. Estes; $6,000 for Mr. Gulis; $6,000 for Mr. Krueger; and $6,000 for Mr. O’Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $3,954 for Mr. Duffy; $966 for Mr. Estes; $1,946 for Mr. Gulis; $3,842 for Mr. Krueger; and $4,934 for Mr. O’Donovan.

Stock Options

The Compensation Committee administers Wolverine’s stock option plans and also has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The Chief Executive Officer makes recommendations of stock option grants (other than for himself), which the Compensation Committee then considers.

The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended January 3, 2004, and the number of shares of common stock subject to and values of options at that date:

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share	Date	Value(2)

Steven M. Duffy	30,000	3.9509	$15.760	02/12/13	$117,477.00
	1,421	0.1871	15.905	02/23/10	5,615.79
	811	0.1068	16.065	02/24/08	3,237.27
	4,457	0.5870	21.115	02/23/10	23,383.65
	811	0.1068	16.780	03/02/09	3,381.38
V. Dean Estes	12,500	1.6462	$15.760	02/12/13	$48,948.75
	406	0.0535	16.065	02/24/08	1,620.63
	406	0.0535	16.780	03/02/09	1,692.78
	993	0.1308	15.905	02/23/10	3,924.34
Stephen L. Gulis, Jr.	30,000	3.9509	$15.760	02/12/13	$117,477.00
	1,378	0.1815	15.905	02/23/10	5,445.86
	6,129	0.8072	20.450	02/23/10	31,143.29
	1,205	0.1587	20.450	02/22/10	6,122.97
	998	0.1314	20.450	03/09/09	5,071.14
	3,778	0.4976	20.450	03/01/06	15,459.20
	5,077	0.6686	19.520	02/23/10	24,624.47
	5,283	0.6958	18.345	03/02/09	24,080.97
	811	0.1068	16.065	02/24/08	3,237.27
	811	0.1068	16.780	03/02/09	3,381.38
Blake W. Krueger	30,000	3.9509	$15.760	02/12/13	$117,477.00
	4,627	0.6094	20.745	02/23/10	23,850.33
	1,432	0.1886	15.905	02/23/10	5,659.26
	811	0.1068	16.065	02/24/08	3,237.27
	811	0.1068	16.780	03/02/09	3,381.38
	193	0.0254	20.745	03/04/11	994.84
Timothy J. O’Donovan	60,000	7.9019	$15.760	02/12/13	$234,954.00
	1,298	0.1709	16.780	03/02/09	5,411.88
	5,452	0.7180	18.345	03/02/09	24,851.30
	5,451	0.7179	18.345	02/23/10	24,846.75
	1,298	0.1709	16.065	02/24/08	5,181.23
	2,647	0.3486	15.905	02/23/10	10,460.94

(1)	All options indicated in boldface text above are exercisable with respect to 25% of the shares on the date of grant and become exercisable with respect to 25% of the shares on each following anniversary date with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events relating to a change in control of Wolverine. All such options were granted for a term of 10 years.

In 1997, the Compensation Committee adopted a program to automatically award “reload options” to a limited group of senior executives if those executives surrender shares of common stock to pay the exercise price or tax withholding obligations associated with the exercise of a then-outstanding stock option or the vesting of restricted stock. Stock option grants (both stock options that may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code and stock options that would not be incentive stock options within the meaning of the Internal Revenue Code) and restricted stock awards under Wolverine’s plans provide for automatic awards of reload options to such executives for all options and awards made after 1997. All options not shown in boldface text in the table are reload options granted in 2003. Reload options to purchase the number of shares surrendered by an executive are awarded at the market price on the date of grant. Reload options granted in connection with the exercise of another stock option have the same term as the term remaining under the underlying option that was exercised. Reload options granted upon vesting of restricted stock have 10-year terms from the date of the underlying restricted stock award. Reload options are fully vested on the date of grant.

Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees primarily for estate planning purposes. Options terminate, with certain limited exercise provisions, in the event of death or certain other terminations of employment. All options permit the option price to be paid by delivery of cash or, if permitted by the Compensation Committee, shares of common stock.

(2)	Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of .386%, calculated using daily stock prices for the four years prior to the grant date;
•	a risk free rate of return of 2.87%;
•	an expected average dividend yield of 1.3% (the dividend yield at the date of the grant); and
•	an expected average option holding period of 4 years, which approximates Wolverine’s historical experience.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to SEC regulations. Wolverine’s use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Duffy	8,466	$85,896	186,115	46,250	$706,494	$255,830
V. Dean Estes	7,500	62,559	147,900	19,250	983,011	106,476
Stephen L. Gulis, Jr.	35,494	313,136	181,486	50,028	634,299	258,211
Blake W. Krueger	9,015	87,023	171,500	46,250	763,906	255,825
Timothy J. O’Donovan	28,059	212,437	379,983	95,000	2,221,220	525,750

Wolverine’s employee loan program allows an employee (other than an executive officer) to borrow from Wolverine up to 95% of the exercise price to exercise options acquired under Wolverine’s stock option plans. These loans bear interest at a rate equal to the greater of 6.5% per annum or the prime rate in effect on the date of the loan with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum beginning five years after the date on which the option to which the loan relates is exercised. Participants may pay principal and/or accrued interest on these loans in shares of Wolverine stock. All loans are full recourse loans and are also secured by a pledge of the stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 1, 2004 (and, if higher, the largest balance outstanding during the last fiscal year) for each director and executive officer were as follows: Ms. Joan Parker (former director), $0 ($79,752).

Long-Term Incentive Awards

Wolverine’s Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”) permits Wolverine to award cash and shares of restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a three-year performance period.

The following table sets forth certain information concerning awards of long-term incentive compensation to the named executive officers during the last fiscal year:

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under
	Number of	Other Period until	Non-Stock-Price-Based Plans(2)
	Shares, Units or	Maturation or
Name	Other Rights(1)	Payout	Threshold	Target	Maximum

Steven M. Duffy	40%	3 years	$75,413	$150,827	$301,654
V. Dean Estes	35	3 years	60,526	121,053	242,105
Stephen L. Gulis, Jr.	40	3 years	68,082	136,164	272,327
Blake W. Krueger	40	3 years	76,505	153,009	306,019
Timothy J. O’Donovan	60	3 years	204,245	408,491	816,982

(1)	Under the LTIP, key management employees may earn incentive compensation based upon achievement of specified performance goals with respect to the performance of Wolverine and/or its subsidiaries, operating divisions or profit centers over a three-year performance period. Performance goals under the LTIP are based on one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. The numbers reported in the column under the heading “Number of Shares, Units or Other Rights” represent the percentage of each officer’s average annual earned salary during the three-year period that the officer will receive as bonus compensation under the plan if the specified targets are achieved. The Compensation Committee determined these amounts. If higher or lower actual levels are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher, lower or zero. Bonuses are conditioned upon achieving a minimum or “threshold” level. The Compensation Committee established the performance goals at the beginning of 2003 for the period ending on the last day of Wolverine’s 2005 fiscal year.

(2)	Under the LTIP, amounts earned as bonus compensation are calculated based on each participant’s average annual earned salary during the three-year performance period. For purposes of illustration, the “Threshold,” “Target” and “Maximum” amounts in the table have been calculated using each named individual’s base salary for 2003 as reported in the Summary Compensation Table, adjusted for 5% estimated annual merit increases. Incentive bonuses payable under the LTIP are paid: (i) in cash equal to 50% of the incentive bonus; and (ii) in shares of restricted stock that have a market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions), on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts reported under the headings “Threshold,” “Target” and “Maximum” reflect the value of the cash payment and the market value (including a reduction in value for potential forfeiture and the transfer restrictions) of restricted stock to be received on the date of payment. Shares of restricted stock are granted under existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant.

Pension Plan and Supplemental Executive Retirement Plan

Wolverine has a qualified pension plan covering most of its salaried employees. The Internal Revenue Code imposes limitations on the maximum amount of pension benefits payable under qualified plans. It also imposes a cap currently equal to $205,000 (subject to grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings that may be taken into account in determining benefits payable under qualified plans.

In 1995, Wolverine adopted a Supplemental Executive Retirement Plan (the “SERP”) to replace deferred compensation agreements previously entered into with certain key employees, including Messrs. O’Donovan and Estes. An executive covered by a deferred compensation agreement will always be entitled to a benefit under the SERP at least equal to what he or she would have received under the deferred compensation agreement. The SERP became effective January 1, 1996.

The following table illustrates the combined estimated annual benefits payable under the pension plan and the SERP for Wolverine’s named executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:

Pension Plan Table

	Years of Service
Average Remuneration
	5	10	15	20	25 or more

$ 500,000	$60,000	$120,000	$180,000	$240,000	$300,000
$ 750,000	$90,000	$180,000	$270,000	$360,000	$450,000
$1,000,000	$120,000	$240,000	$360,000	$480,000	$600,000
$1,250,000	$150,000	$300,000	$450,000	$600,000	$750,000
$1,500,000	$180,000	$360,000	$540,000	$720,000	$900,000
$1,750,000	$210,000	$420,000	$630,000	$840,000	$1,050,000

Subject to the limitations imposed by the Internal Revenue Code, the pension plan provides monthly benefits (computed on a straight life annuity basis without regard to any accrued grandfathered benefits for earnings before January 1, 1994) at normal retirement in an amount equal to the greater of: (i) $24.00 multiplied by the participant’s number of years of service up to 30 years; (ii) 1.6% of final average earnings multiplied by the participant’s number of years of service up to 30 years reduced by the participant’s Social Security allowance as defined in the pension plan; or (iii) for certain designated executives, a percentage benefit multiplier of 2.4% or 2.0% of final average earnings multiplied by the participant’s number of years of service up to 25 years. All of the executive officers named in the Summary Compensation Table have a percentage benefit multiplier of 2.4% and are capped at 25 years of service. “Final average earnings” are defined as the participant’s average monthly earnings for the four consecutive highest compensation calendar years out of the last 10 calendar years of the participant’s employment (with earnings for the last year of employment annualized based on a participant’s then rate of pay). Except for the compensation cap imposed by the Internal Revenue Code, the remuneration covered by the pension plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading “Annual Compensation” in the Summary Compensation Table above.

If the pension plan is terminated during any period beginning on a restricted date (defined below) and ending two years later, the pension plan requires that surplus pension plan assets be used to purchase retiree medical and life insurance in satisfaction of Wolverine’s then outstanding obligations, if any, and be paid pro rata to increase the benefits of pension plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the pension plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the pension plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A “restricted date” is defined as the date any person or group acquires more than 50% of the voting stock of Wolverine in a transaction not approved by the Board of Directors or the date during any two-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved) cease for any reason to constitute a majority of the Board.

Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed five years of service after having been approved as a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, five years after entering into the deferred compensation agreement). Alternatively, a participating executive will be eligible for a benefit with less than five years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive’s retirement benefit under Wolverine’s qualified pension plan and an amount equal to a designated percentage of the executive’s average earnings multiplied by the executive’s years of service under the pension plan, except that the plan counts years during which the executive received a disability benefit under the SERP (except in computing the SERP’s disability benefit); excludes years that an executive is designated as an inactive participant; and may count deemed years of service granted by the Board of Directors (up to a maximum of 25 years).

The designated percentage for benefits under the SERP is either 2.4% for each year of service (including all of the individuals listed in Summary Compensation Table) or 2% per year of service. “Average earnings” is defined as the average of the executive’s annual earnings for the four consecutive highest compensation years out of the last 10 years of the executive’s employment (excluding years during which the executive receives a disability benefit if the exclusion would produce a higher average; yearly compensation is not restricted by the $205,000 compensation cap under the pension plan and for the last year of employment is annualized). Average earnings do not include payments under the LTIP or severance payments. For this purpose, average earnings do not vary significantly from the sum of the amounts shown under the caption “Annual Compensation” in the Summary Compensation Table above. The final SERP benefit is reduced by the amount of any pension benefits to which a participant is entitled.

A retired SERP participant may draw the full benefit beginning at age 65. A retired SERP participant may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive’s years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive’s designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death.

Benefits under the SERP are subject to forfeiture if the executive’s employment is terminated for serious misconduct, if the executive later competes with Wolverine or if Wolverine cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within two or three years after a “change in control” the executive resigns for “good reason” or is terminated by Wolverine or at the request of a third party who effectuates a change in control (other than for “cause” or due to death or “disability” as defined in the SERP), the executive will be entitled to a lump-sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without applying the monthly early retirement reduction factor, but based on years of service at the actual date of termination. For purposes of the SERP, “change in control” is defined as:

•	failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;

•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);

•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or

•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Wolverine may terminate the SERP or stop further accrual of SERP benefits for a participating executive at any time, but termination will not affect previously accrued benefits.

As of January 3, 2004, the persons listed in the Summary Compensation Table had the following years of credited service under the pension plan and the SERP: Mr. Duffy, 15 years; Mr. Estes, 25 years; Mr. Gulis, 19 years; Mr. Krueger, 8 years; and Mr. O’Donovan, 25 years.

Employment Agreements and Termination of Employment
and Change In Control Arrangements

Severance Agreements. Under individual agreements, Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan, and certain other key management employees, will receive compensation if their employment is terminated following a change in control of Wolverine, unless:

•	the termination of the officer is due to death or retirement in accordance with Wolverine’s policy or as otherwise agreed;
•	the termination is by Wolverine for cause or disability; or
•	the termination is by resignation of the officer for other than “good reason.”

Good reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the executive’s status as a senior executive officer or the duties performed by the executive immediately before a change in control, a reduction in the executive’s annual base salary or relocation of the executive.

The compensation payable if such a termination occurs after a change in control includes:

•	cash equal to two or three times the executive’s annual salary, including target bonus;
•	cash equal to 100% of the difference between the market price of common stock (or, if higher, the highest price paid in connection with any change in control of Wolverine) and the exercise prices of unexercised stock options granted to the executive (other than incentive stock options granted after the date of the officer’s agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable;
•	relocation expenses, legal fees and indemnity against loss in the sale of the officer’s principal residence;
•	up to two or three years’ benefits under all employee benefit programs;
•	a cash payment at the executive’s retirement age equal to the actuarial value of the retirement pension and SERP benefits to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with Wolverine, reduced by the single sum actuarial equivalent of any amounts to which the executive is entitled under Wolverine’s normal retirement plans and programs; and
•	outplacement services paid for by Wolverine.

In all of the severance agreements, the executive has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

A change in control is defined in the agreements to include the acquisition of 20% or more of the common stock by any person or group of persons acting together or a change in a majority of the Board of Directors unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the applicable agreement, or whose election or nomination was so approved.

Stock Plan Provisions. Wolverine has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of Wolverine. The options include options issued under plans adopted by Wolverine in 1988, 1993, 1995, 1997, 1999, 2001 and 2003 and the shares of restricted stock include shares awarded under plans adopted by Wolverine in 1993, 1995, 1997, 1999, 2001 and 2003.

Under the stock option agreements entered into between Wolverine and participants in the 1988, 1993, 1995, 1997, 1999, 2001 and 2003 plans, other than the agreements applicable to reload options, 25% of each option generally becomes exercisable on the date of grant and 25% of the shares becomes exercisable on each of the next three anniversary dates following the date of grant. The stock option agreements also provide that all options granted under the 1988 plan become immediately exercisable in the event of a change in control of Wolverine. The terms of the 1993, 1995, 1997, 1999, 2001 and 2003 plans provide for such acceleration upon a change in control of Wolverine.

The 1993, 1995, 1997, 1999, 2001 and 2003 plans provide for restricted stock awards. Except for shares awarded in connection with the payment of bonuses under the LTIP, the restrictions on 25% of the shares received under an award normally lapse on the third anniversary of the date of the award, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining shares lapsing on the fifth anniversary. With respect to shares awarded in connection with the LTIP, the restrictions on one-third of the shares received under an award lapse on each anniversary of the date of the award. Under the six plans listed above, restricted stock becomes fully vested and nonforfeitable upon a change in control of Wolverine.

A change in control is defined in the agreements under the 1988 plan to include a change of control as set forth in the proxy rules issued by the Securities and Exchange Commission, the acquisition of 25% or more of the common stock by any person or group of persons acting together or a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 plan differs from the definition of that term in the agreements under the 1988 plan in that a change in control is considered to occur upon the acquisition of 20% or more (rather than 25%) of the common stock and the definition includes the sale, lease, exchange or other transfer of substantially all of Wolverine’s assets to, or the merger or consolidation of Wolverine with, a corporation that is not controlled by Wolverine. Under the 1995, 1997, 1999, 2001 and 2003 plans, a change in control is defined as:

•	failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-fourths vote (two-thirds vote under the 1995 Plan) of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock;
•	approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (other than to certain permitted entities).

Benefit Trust Agreement. In May 1987, Wolverine established a Benefit Trust (“trust”) to ensure that payments to employees under the severance agreements, the SERP, the deferred compensation agreements and the indemnity agreements (discussed below) (collectively, the “agreements”) will not be improperly withheld after a change in control of Wolverine, as defined in the agreement establishing the trust. Under the trust, upon the occurrence of a “potential change in control,” Wolverine will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by Wolverine to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the agreements given certain assumptions set forth in the trust. Additional terms of the trust provide for the return of the property to Wolverine upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a potential change in control. Wolverine has transferred to the trust insurance policies on the lives of certain key employees.

Indemnity Agreements. Wolverine has entered into indemnity agreements with Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan and with each director and executive officer. The indemnity agreements indemnify each director and executive officer against all expenses incurred in connection with any action or investigation involving the director or executive officer by reason of his or her position with Wolverine (or with another entity at Wolverine’s request). The directors and executive officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by Wolverine that covers the directors and executive officers. A director or executive officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or executive officer meeting the standards of conduct set forth in the indemnity agreements.

Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of Wolverine and a subsequent triggering event occur. In addition, the SERP (described above) and the Deferred Compensation Plan (described above) provide for certain benefits and payments if a change in control of Wolverine occurs.

Compensation Committee Report on Executive Compensation

The Compensation Committee discharges, subject to general review and oversight by the Board, the Board of Directors’ responsibilities relating to executive compensation and assists the Board in fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies. The Compensation Committee also administers and makes recommendations with respect to Wolverine’s compensation plans and reviews and approves (in conjunction with the other independent directors in the case of the Chief Executive Officer) the compensation of key senior executives. The Compensation Committee currently consists of three directors, none of whom is a current or former employee of Wolverine or its subsidiaries and all of whom are independent under applicable New York Stock Exchange and SEC standards.

The Compensation Committee consults with independent compensation consulting firms as necessary from time to time to: assist the Compensation Committee in formulating Wolverine’s compensation policies; provide advice to the Compensation Committee concerning specific compensation packages and appropriate levels of executive and Board of Director compensation; provide advice about competitive levels of compensation; and review and recommend changes in the compensation system and programs of Wolverine.

The basic compensation philosophy of the Compensation Committee and Wolverine is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. Wolverine’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead Wolverine and achieve and inspire superior performance;
•	provide incentives for achievement of specific short-term individual, business unit and corporate goals;
•	provide incentives for achievement of longer-term financial goals; and
•	align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

Executive compensation at Wolverine consists primarily of the following components:

•	base salary and benefits;
•	amounts paid, if any, under the Amended and Restated Executive Short-Term Incentive Plan (the “Annual Bonus Plan”);
•	amounts paid, if any, under the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”);
•	amounts paid, if any, as individual-specific bonuses designed to encourage achievement of individual goals; and
•	participation in Wolverine’s stock option and equity-based incentive plans.

Each component of compensation is designed to accomplish one or more of the four compensation objectives described above.

Management recommends the participation of specific executive officers and other key employees in the Annual Bonus Plan, the LTIP and Wolverine’s stock option and equity-based incentive plans. All such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Compensation Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the Compensation Committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase.

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified “performance-based” compensation. Wolverine has obtained stockholder approval of the Annual Bonus Plan, the LTIP, and the 1997, 1999, 2001 and 2003 stock incentive plans to permit amounts payable under the Annual Bonus Plan and the LTIP and awards of stock options granted under the 1997, 1999, 2001 and 2003 plans to qualify as “performance-based” compensation for purposes of Section 162(m). Because incentives under these plans are not included in the $1,000,000 limit for purposes of calculating Wolverine’s deduction for compensation paid to its executive officers, Wolverine believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

To attract and retain well-qualified executives, the Compensation Committee seeks to establish base salaries at levels and provide benefit packages that are competitive. The Compensation Committee determines the base salaries of executives by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. Although some other footwear companies are among the companies included in the comparison group, this group is not limited to footwear companies because Wolverine competes for talent with a wide range of corporations. In general, the Compensation Committee has targeted salaries to be at the median to slightly below the median percentile of base salaries paid for comparable positions with similar companies. Other factors considered by the Compensation Committee are the executive’s performance, the executive’s current compensation and Wolverine’s or the applicable business unit’s performance (determined by reference to pre-tax levels of profit and levels of sales).

Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative data. In general, base salaries for Wolverine’s executive officers during 2003 were near the median of salaries paid by companies included in the comparison group. The 2003 average base salary of executive officers increased over the previous year’s level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit and Wolverine, promotions and increased responsibilities.

Annual Bonus Plan

To provide incentives and rewards for achievement of short-term business unit goals, the Annual Bonus Plan was designed to provide key employees with the opportunity for bonuses based on the performance of Wolverine and/or the performance of its subsidiaries, operating divisions or profit centers. The Annual Bonus Plan was most recently approved by stockholders at the 2002 annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that Wolverine has used for many years. A target bonus goal (the “target bonus”), expressed as a percentage of the participant’s base salary, is established by the Compensation Committee. The Compensation Committee then establishes “incentive bonus” levels, expressed as a percentage of the target bonus, that are paid to the participant at specified levels of performance by Wolverine, the subsidiary, operating division or profit center.

“Incentive bonus” as used in the Annual Bonus Plan means an annual bonus awarded and paid to a participant for services to Wolverine during a fiscal year that is based upon achievement of pre-established financial objectives of Wolverine or a subsidiary, operating division or profit center. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that would be paid at varying levels of performance. Performance of Wolverine and/or its subsidiaries, operating divisions or profit centers is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. Payment of an incentive bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Compensation Committee. All determinations to be made by the Compensation Committee for a fiscal year are made by the Compensation Committee during the first 90 days of each fiscal year. The two primary measures of corporate performance in 2003 were pre-tax profits and sales.

During fiscal 2003, executive officers were generally targeted to receive from 14% to 48% of their annual salaries in bonus compensation. In determining these percentages, the Compensation Committee considered each executive’s position, competitive incentives and the executive’s aggregate incentive compensation potential under all of Wolverine’s plans. The percentage of total compensation represented by annual bonuses is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.”

For 2003, Wolverine’s sales performance was slightly under the maximum goal (the “stretch goal”) and the pre-tax profit performance achieved was slightly above the stretch goal. Accordingly, executive officers received bonuses under the Annual Bonus Plan at or near stretch-goal levels.

Long-Term Plan

To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the LTIP provides the opportunity for additional compensation based upon the achievement of company financial performance goals over a three-year period. Stockholders most recently approved the LTIP at the 2002 annual meeting of stockholders. The LTIP continues the long-term incentive bonus policy that Wolverine has used for many years. The primary purposes of the LTIP and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units so the long-term earnings performance of Wolverine and total stockholder return is substantially improved. The primary concept of the LTIP is to establish financial performance goals for each three-year time period for Wolverine. New performance periods begin each fiscal year and end three full fiscal years later. The Compensation Committee establishes the goals during the first 90 days of each three-year performance period.

Awards under the LTIP are based on a percentage of average annual earned salary during the three-year period. For each participant in each three-year period, the Compensation Committee specifies a target bonus goal (the “target bonus”), expressed as a specified dollar amount or as a percentage of the participant’s average annual earned salary, and “incentive bonus” levels, expressed as a percentage of the target bonus, that will be paid to the participant at specified levels of performance. “Incentive bonus” as used in the LTIP means a bonus awarded and paid to a participant for services to Wolverine or a subsidiary, operating division or profit center during a three-year period, which bonus is based upon achievement of previously-established financial objectives by Wolverine. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that will be paid at varying levels of performance. Performance is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. If the minimum three-year targeted goal is not achieved, no bonus will be paid. For the 2003-2005 performance period, executive officers who participate in the plan are targeted to receive long-term bonus compensation in amounts that range from 25% to 60% of their average annual earned salaries. In determining the percentages, the Compensation Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive’s capacity to affect the long-term performance of Wolverine.

Under the LTIP, amounts payable are paid:

•	in cash equal to 50% of the calculated bonus; and
•	in shares of restricted stock under existing stockholder-approved plans that have a market value (without factoring in a reduction in value for potential forfeiture and the transfer restrictions) on the date the cash payment is made equal to 70% of the calculated bonus amount.

The restrictions lapse with respect to one-third of the shares of restricted stock on each anniversary of the date of grant.

For the 2001-2003 performance period, performance was determined by reference to earnings per share (“EPS”). EPS was slightly above the pre-established target performance level for the 2001-2003 performance period under the LTIP and Wolverine paid cash and granted shares of restricted stock to executive officers with respect to the three-year performance period ended January 3, 2004, slightly above target bonus levels.

Discretionary Bonuses

In addition to bonuses based on corporate performance pursuant to the Annual Bonus Plan, Wolverine generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis based on achievement of pre-established personal goals and the performance bonuses for the Chief Executive Officer are paid only after the review and approval of the Compensation Committee. During 2003, discretionary bonuses for employees participating in this plan were generally targeted at 4% to 12% of annual salaries depending upon the executive’s level of responsibility, the achievement of threshold earnings requirements and actual graded performance against pre-established personal objectives. Because Wolverine exceeded the threshold earnings goal under the Annual Bonus Plan for fiscal 2003, discretionary bonus payments were made to Wolverine’s executive officers for this period based upon achievement of individual performance goals.

Stock Options and Equity-Based Incentive Plans

Awards under Wolverine’s stock option and equity-based incentive plans are designed to:

•	encourage long-term investment in Wolverine by participating executives;
•	more closely align executive and stockholder interests; and
•	reward executives and other key employees for building stockholder value.

The Compensation Committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by Wolverine to executives and other key employees pursuant to various equity-based plans for several decades. The Compensation Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

Under Wolverine’s plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees shares of restricted stock. These shares are subject to certain restrictions that, except for shares awarded in connection with the LTIP described above, generally lapse over a period of five years from the date of grant.

Under Wolverine’s stock option plans, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees options to purchase shares of stock. Some of Wolverine’s stock option plans allow the grant of tax benefit rights. Wolverine has never granted tax benefit rights under its existing plans and has no present intention to do so. The Compensation Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of Wolverine. The Compensation Committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. Under the terms and conditions of all the plans other than the 2001 plan and the 2003 plan, the Compensation Committee may grant nonqualified options with an exercise price above or below the market price on the date of grant. The 2001 plan and the 2003 plan require that all options have an exercise price equal to or greater than the market value of Wolverine’s common stock on the date of grant. Virtually all stock options granted under all of Wolverine’s plans have an exercise price equal to the market price of common stock on the date of grant.

In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Compensation Committee generally adheres to a formula which takes into consideration the executive’s level of responsibility and compensation practices of similar companies. The Compensation Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive’s responsibilities.

Chief Executive Officer

The Chief Executive Officer’s compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation “at risk” because a larger percentage of potential compensation is based upon the Annual Bonus Plan, the LTIP, and stock option and restricted stock grants.

For 2003, in setting Mr. O’Donovan’s base salary and total annual cash compensation, the Compensation Committee compared Mr. O’Donovan’s cash compensation with that of chief executive officers of companies in the footwear industry and other companies similar to Wolverine in general type and size. Mr. O’Donovan’s base salary was targeted by the Compensation Committee near the median of salaries paid to chief executive officers by companies included in the comparison group. Mr. O’Donovan’s base salary for 2003 increased approximately 5% above his 2002 level. Following the 2003 increase, Mr. O’Donovan’s salary was near the competitive median. At his request, Mr. O’Donovan does not have an employment agreement with Wolverine.

Mr. O’Donovan’s annual incentive bonus under the Annual Bonus Plan was based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. O’Donovan under the Annual Bonus Plan was 48% of earned salary. Mr. O’Donovan’s annual bonus was subject to achievement of minimum goals and his threshold bonus at this level would have been 24% of earned salary. Mr. O’Donovan’s annual bonus was capped at 96% of earned salary under the Annual Bonus Plan. Corporate performance goals in 2003 were based on Wolverine’s achievement of predetermined pre-tax levels of profit (80% weighting) and sales (20% weighting), both of which were set above the prior year’s actual results. Mr. O’Donovan’s target annual discretionary bonus was 12% of earned salary and was capped at 18% of earned salary. Wolverine’s sales level was slightly below the pre-established stretch-goal performance in 2003 and Wolverine’s profit performance exceeded the pre-established stretch-goal performance levels. Therefore, Mr. O’Donovan received a payment under the Annual Bonus Plan and a discretionary bonus based on achievement of individual performance goals for fiscal 2003 near maximum levels.

Mr. O’Donovan’s LTIP bonus award was based upon financial performance goals for Wolverine expressed in terms of targeted earnings per share that were above budget and prior year’s results. Mr. O’Donovan’s target bonus for the three-year period beginning in 2003 was set at 60% of average annual earned salary for the 2003-2005 plan period. The bonus payout for Mr. O’Donovan can range from 0%-200% of the target bonus. Mr. O’Donovan received payment and was awarded shares of restricted stock at slightly above pre-established target performance levels for the 2001-2003 performance period under the LTIP because Wolverine met the pre-established level of financial performance for the bonus period.

In 2003, Mr. O’Donovan was awarded 18,500 shares of restricted stock and stock options to purchase 76,146 shares of common stock. The amounts of these awards were determined by the Compensation Committee considering the factors discussed above.

Due to Wolverine’s 2003 results, Mr. O’Donovan’s salary, bonus and total cash compensation was above the median for chief executive officers paid by companies included in the previously described comparison group.

All actions and recommendations of the Compensation Committee attributable to 2003 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

Respectfully submitted,

Donald V. Fites, Chairman, David P. Mehney, Paul D. Schrage

Selection of Auditors

The Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors for the current fiscal year.

Ernst & Young LLP, certified public accountants, has audited the financial statements of Wolverine and its subsidiaries for the fiscal year ended January 3, 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees. Ernst & Young LLP billed Wolverine $631,027 in fiscal 2003 and $637,917 in fiscal 2002 for the annual audit, reviews of the financial statements included in Wolverine’s Form 10-Q filings and foreign statutory audits.

Audit-Related Fees. Ernst & Young LLP billed Wolverine $116,775 in fiscal 2003 and $56,565 in fiscal 2002 for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including accounting research and employee benefit plan audits.

Tax Fees. Ernst & Young LLP billed Wolverine $514,228 in fiscal 2003 and $1,060,206 in fiscal 2002 for tax compliance, tax advice and tax planning services.

All Other Fees. Ernst & Young LLP billed Wolverine $0 in fiscal 2003 and $92,965 in fiscal 2002 for services other than those described above. These services included actuarial services and Internet security testing.

Pre-Approval Policy. Wolverine’s Audit Committee has adopted a policy under which all audit and non-audit services provided to Wolverine by Ernst & Young LLP require pre-approval by the Audit Committee. The Audit Committee provides categorical pre-approval before the beginning of each fiscal year for routine and recurring services provided by Ernst & Young LLP. Items in this category are pre-approved within specific service descriptions and budgets. All audit services and other services that are not within the specifically pre-approved service descriptions and budgets require engagement-specific pre-approval. With certain exceptions such as pre-approval of audit services, engagement-specific pre-approval may be delegated to one or more Audit Committee members. Any services approved by a designated Audit Committee member must be communicated to the full Audit Committee at its next regularly-scheduled meeting. The Audit Committee’s pre-approval policy also prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the Securities and Exchange Commission.

Your Board of Directors recommends that you vote FOR ratification of the reappointment of Ernst & Young LLP.

Audit Committee Report

The Audit Committee of the Board of Directors consists of four non-employee directors who are independent under applicable New York Stock Exchange and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of Wolverine’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent auditors, the qualifications and independence of the independent auditors, the annual independent audit of Wolverine’s financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine’s independent auditors. Wolverine’s management has primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, and the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Wolverine’s independent auditors are responsible for expressing an opinion on the conformity of Wolverine’s financial statements with generally accepted accounting principles.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine’s outside auditors and the integrity of Wolverine’s financial statements and disclosures. These steps include: (i) adopting an Audit Committee Charter (attached as Appendix A); (ii) adopting an Accounting and Finance Code of Ethics; (iii) implementing an Accounting and Auditing Complaint Procedure to allow employees, stockholders and the public to report concerns regarding Wolverine’s financial statements, internal controls and disclosures; (iv) establishing procedures for the Audit Committee to pre-approve all audit and nonaudit services provided by Wolverine’s independent auditors; and (v) increasing the number, frequency and length of Audit Committee meetings.

As part of its supervisory duties, the Audit Committee has reviewed Wolverine’s audited financial statements for the fiscal year ended January 3, 2004, and has discussed those financial statements with Wolverine’s management, internal financial staff and independent auditors, with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine’s management, financial staff and independent auditors, with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	allowances and reserves for accounts receivable, inventories, taxes and fringe benefits;
•	accounting for acquisitions, pension plans and equity-based compensation plans;
•	goodwill impairment analysis; and
•	other significant financial reporting issues and practices.

The Audit Committee has discussed with Wolverine’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of Wolverine’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Wolverine and Wolverine’s management with them, including a consideration of the compatibility of nonaudit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Wolverine’s Board of Directors that the audited financial statements for the fiscal year ended January 3, 2004, be included in Wolverine’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

David T. Kollat, Chairman, Brenda J. Lauderback, Phillip D. Matthews, Joseph A. Parini, Elizabeth A. Sanders

Related Matters

Certain Relationships and Related Transactions

Wolverine has entered into agreements with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is chairman and a significant shareholder, granting to Grimoldi, S.A. the exclusive rights to distribute and sell footwear products in Argentina under the Hush Puppies®, Caterpillar® and Merrell® brand names. Under these agreements, Grimoldi, S.A. or its subsidiary pays Wolverine royalties and certain sublicense fees based on sales or purchases of footwear products in Argentina.

Under the agreements described above, Grimoldi, S.A. was obligated to pay to Wolverine royalties, sublicense fees and service fees in 2003 totaling $650,275.

In the ordinary course of business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 2003, purchases of such items by Grimoldi, S.A. totaled $239,750 (including any applicable sublicense fees for products containing licensed proprietary technology).

All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 2004.

During 2002, Wolverine and Grimoldi, S.A. agreed to payment terms with respect to certain trade accounts owed by Grimoldi, S.A. to Wolverine. Grimoldi, S.A. executed a three-year note payable to Wolverine in the face amount of $635,761 which bears interest at 10 percent per annum. As of February 1, 2004, the aggregate principal balance of the note was $461,231. The highest principal balance of the note between December 29, 2002 and February 1, 2004 was $635,761.

Compensation Committee Interlocks and Insider Participation

Mr. Matthews was a member of Wolverine’s Compensation Committee until February 2003. While Mr. Matthews was not at any time an employee of Wolverine or its subsidiaries, he served as Chairman of the Board of Wolverine from 1993 until 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Wolverine’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Wolverine with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2003 fiscal year, Wolverine believes that all reporting persons complied with all applicable reporting requirements during Wolverine’s last fiscal year. Although properly reflected in Wolverine’s proxy statements since their grant in 1999, individual stock option awards to Mr. O’Donovan and Mr. Bloom for 20,000 shares and 50,000 shares, respectively, were inadvertently omitted from 1999 Form 4 filings. Forms 4 have been filed to report these awards.

Stockholder Proposals

To be considered timely, any stockholder proposal intended to be presented at the annual meeting of stockholders in 2005 (whether or not intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting) must be received by Wolverine not later than November 12, 2004. Stockholder proposals intended for inclusion in Wolverine’s proxy statement and proxy card relating to that meeting should be made as described in Securities and Exchange Commission Rule 14a-8. You should address all stockholder proposals to the attention of the Secretary of Wolverine, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Solicitation of Proxies

We will initially seek proxies by mail. Wolverine directors, officers and employees may also solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Wolverine will pay all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $6,000, plus expenses and disbursements, to assist in solicitation of proxies.

Appendix A

AUDIT COMMITTEE CHARTER

of the
Audit Committee of the
Board of Directors
of
Wolverine World Wide, Inc.

I.          GOVERNANCE

        This Charter sets forth the basic principles regarding the organization, purpose, authority and responsibilities of the Audit Committee (the “Committee”) of Wolverine World Wide, Inc. (the “Company”) and has been approved by the Company’s Board of Directors. The Committee shall review the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

II.          ORGANIZATION

        The Committee shall consist of at least three directors appointed by the Board of Directors upon the recommendation of the Company’s Governance Committee. One Committee member shall be designated by the Board of Directors as Chairperson. All Committee members shall be independent under the New York Stock Exchange (“NYSE”) definition of “independence” for directors and audit committee members, independence standards adopted by the Board and any other applicable rules and regulations, all as determined by the Board. All Committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management experience. A Committee member may be removed for any reason by the Board of Directors.

        The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but not less than four times per year.

III.          STATEMENT OF PURPOSE

        The Committee shall represent and assist the Board of Directors in fulfilling its oversight responsibility regarding (i) the integrity of the Company’s financial statements and the financial reporting process, (ii) the Company’s systems of internal accounting and financial controls, (iii) the performance of the internal audit function and the independent auditors, (iv) the qualifications and independence of the independent auditors, (v) the annual independent audit of the Company’s financial statements, and (vi) the Company’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain open communication between the Committee, the independent auditors, the internal finance staff and the management of the Company. The Audit Committee’s responsibility is one of oversight and it does not provide any special assurance as to the Company’s financial statements or the audit of those financial statements by the independent auditors.

IV.          AUTHORITY, DUTIES AND RESPONSIBILITIES

        The Committee’s authority, duties and responsibilities shall include the following:

•	Be directly responsible, in its capacity as a Committee of the Board, to appoint and retain (subject to ratification by the Company’s stockholders), compensate, oversee, evaluate and, if appropriate, terminate the independent auditors, which shall report directly to the Committee;

•	Approve in advance all audit and permissible non-audit services to be provided by the independent auditors and establish policies and procedures for the engagement of the independent auditors to provide audit and permissible non-audit services;

•	Annually review the performance (effectiveness, objectivity, and independence) of the independent auditors and the internal audit function, including a review and evaluation of the lead partner of the independent auditors, and report the Committee’s conclusions to the Board of Directors;

•	Obtain and review at least annually a report from the independent auditors describing: the auditing firm’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	Obtain and review, at least annually, a formal written report from the independent auditors consistent with applicable rules and regulations and standards set by the Independence Standards Board;

•	Annually assess auditor independence, considering all relationships between the independent auditors and the Company and any other relationships that may adversely affect the auditors independence;

•	Discuss with the internal financial staff and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. The Committee shall review any identified audit problems or difficulties and discuss management’s response;

•	Receive reports from management, the internal finance staff and the independent auditors regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal control over financial reporting;

•	Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures;

•	Review the Company’s policies and systems with respect to risk assessment and risk management and discuss with management and the independent auditors significant risks or exposures and the steps taken by management to resolve them;

•	Meet periodically with management, the internal finance staff and the independent auditors separately;

•	Review with management and the independent auditors the Company’s interim financial statements, including disclosures in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” (“MD&A”) to be included in Securities and Exchange Commission (“SEC”) Quarterly Reports on Form 10-Q. The Committee shall review with the independent auditors the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Review with management and the independent auditors the Company’s annual audited financial statements, including disclosures in the Company’s MD&A, to be included in SEC Annual Reports on Form 10-K (or annual reports to stockholders if distributed prior to the filing of Form 10-K). The Committee shall review with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;

•	Review with management and the independent auditors the Company’s earnings press releases and financial information and earnings guidance provided by the Company to analysts and rating agencies;

•	Prepare the Audit Committee report required by applicable rules and regulations to be included in the Company’s annual proxy statement;

•	Establish Company hiring policies for employees and former employees of independent auditors for the Company;

•	Engage consultants and advisors at the expense of the Company to assist the Committee as it deems necessary in the performance of its functions. The Committee shall have sole authority to retain and terminate any consultants and advisors and to approve all fees and other retention terms;

•	Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s code of conduct and programs to monitor compliance with such codes;

•	Establish sub-committees of the Committee in its discretion and delegate such powers and authority as determined by the Committee;

•	Conduct and discuss with the Board of Directors an annual performance evaluation of the Committee, including the Committee’s adherence to this Charter; and

•	Provide the Board of Directors with regular reports regarding the Committee’s decisions, actions and recommendations.

Effective Date: February 19, 2004

Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

WOLVERINE WORLD WIDE, INC.	VOTE BY TELEPHONE
c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301 Temporary Return Service Requested

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com, and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (WWW), National City Bank, P.O. Box 92301, Cleveland, OH 44101-4301. Mailed proxies must be received no later than April 22, 2004, at 10:00 a.m. Eastern Daylight Time.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 21, 2004, to assure that it is counted in the final tabulation.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL
VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

Control Number:

This Proxy must be signed and dated below.
\/ Please fold and detach card at perforation before mailing. \/

WOLVERINE WORLD WIDE, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors.
The undersigned stockholder hereby appoints Geoffrey B. Bloom, Phillip D. Matthews and Timothy J. O’Donovan, and each of them, each with full power of substitution, proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 22, 2004, at 10 a.m. local time, and any adjournment of that meeting.
If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposal identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date: ___________________________________________________________,2004
IMPORTANT — Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

WOLVERINE WORLD WIDE, INC.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its Annual Meeting of Stockholders on April 22, 2004. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Electronic Delivery of Proxy Statement and Annual Report.

You may elect to receive your annual report and proxy statement on-line by checking the appropriate box below. Selecting this option means that you may receive the Wolverine World Wide, Inc. annual report and proxy statement on-line rather than in printed form unless you request a paper copy. If a sufficient number of stockholders select this option, beginning next year and continuing until you tell us otherwise, you will receive your printed Proxy with information regarding the Internet website containing the annual report and proxy statement. You will need a computer with Internet access and we anticipate that you will need a utility such as Adobe® Acrobat® Reader to read the annual report and proxy statement, which will be in PDF file format. We plan to provide information on obtaining free access to a utility necessary for reading PDF files. You may incur costs such as on-line charges or printing costs and face possible risks such as systems outages in accessing Wolverine World Wide, Inc.’s proxy statement and annual report via the Internet website. You may cancel your enrollment in this process at any time or may request a paper copy of the annual report and/or proxy statement in any given year while continuing your long-term enrollment in this process by written notification to National City Bank, Attn. Shareholder Services Department, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. The telephone number is 1-800-622-6757. There is no charge for canceling enrollment or requesting a paper copy of the annual report and proxy statement.

Thank you in advance for your participation in our 2004 Annual Meeting.

Wolverine World Wide, Inc.

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WOLVERINE WORLD WIDE, INC.	PROXY

1.	ELECTION OF DIRECTORS			FOR all	WITHHOLD all	FOR all except (*)
				☐	☐	☐
	Nominees:	(01)	Geoffrey B. Bloom
		(02)	David T. Kollat
		(03)	David P. Mehney
		(04)	Timothy J. O’Donovan

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.)

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.	FOR	AGAINST	ABSTAIN
	Your Board of Directors Recommends that You Vote FOR this Proposal	☐	☐	☐

	Please check this box if you consent to access future annual reports and proxy statements via the Internet (see details above).	☐

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)